GreenKissNY Inc. DOS/A

EXHIBIT 3.1

STOCKHOLDERS AGREEMENT

By And Among

GREENKISSNY INC.

and

The Founding Stockholder
as defined herein

And

The Other Stockholders

as defined herein

Dated as of April 21, 2015

EXHIBITS

Exhibit A   -        Form of Joinder Agreement

SCHEDULES

Schedule A   -        Founding Stockholders, the Stockholders and Other Stockholders

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of the 21st day of April, 2015, by and among GreenKissNY Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), Ann Anderson, an individual (the “Founding Stockholder”), Dr. Michael Yang, an individual (the “Other Stockholder”), and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”). For the purpose of this Agreement, a stockholder or an option holder who joins this Agreement pursuant to a Joinder Agreement shall be included in the term “Stockholder,” or “Other Stockholder” as specified in such Joinder Agreement. The Founding Stockholder and Other Stockholders are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, the Company was formed by the filing of the certificate of incorporation on February 13, 2015, with the Delaware Secretary of State (the “Certificate of Incorporation”); and

WHEREAS, the Stockholders desire to set forth in writing certain agreements as hereinafter described to set forth certain rights relating to their holders of stock and the management of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION I.       DEFINITIONS

1.1.      Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. Any reference to “day” shall mean a calendar day unless indicated otherwise.

1.2.      Defined Terms. For the purposes hereof, in addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Affiliate” shall mean with respect to any Person (as defined below), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, executive, officer, director or manager of such Person and, with respect to any Person that is a venture capital fund, any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners of such Person.

“Board of Directors” means the Board of Directors of the Company.

“Charter” means the Company’s Certificate of Incorporation in effect as of the date hereof, as amended from time to time.

“Common Stock” means the Company’s common stock, par value $0.00001 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall mean GreenKissNY Inc., a Delaware corporation, and any successors thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founding Stockholder” means Ann Anderson.

“Other Stockholders” means Dr. Michael Yang and those Persons that become parties to this Agreement after the date hereof pursuant to a Joinder Agreement and are designated as such therein.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Preferred Stock” means the Company’s preferred stock, par value $0.00001 per share, as may be designated by the Board of Directors, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Shares” means, at any time, shares of (i) Common Stock, (ii) Preferred Stock and (iii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Stockholders” means, collectively, the Founding Stockholder and the Other Stockholders.

“Third-Party Buyer” means any Person who, immediately prior to the contemplated transaction, is not an Affiliate of the Company or any of its subsidiaries.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

2

SECTION II.    RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; COMPANY RIGHT TO REPURCHASE

2.1.      Restrictions on Transfer. Each Stockholder agrees that such Stockholder will not, without the prior written consent of the Founding Stockholder in her sole discretion, Transfer all or any portion of the Shares now owned or hereafter acquired by such Stockholder in contravention of the terms and conditions of this Section 2.

2.2.      Permitted Transfers. Notwithstanding anything herein to the contrary, a Stockholder may transfer Shares to the Persons noted below, which Transfers shall not be subject to the provisions of Sections 2.3 and 2.4; provided, that in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Transferring Stockholder (as hereinafter defined), except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 2.3 and 2.4:

(a)     Transfers by any Stockholder or Other Stockholder to the spouse, children or siblings of such stockholder or to a trust or family limited partnership or limited liability company for the benefit of any of them, provided, that the aggregate amount of Shares so Transferred by any such Stockholder or Other Stockholder do not exceed forty percent (40%) of the total Shares held by such Stockholder or Other Stockholder as of the date such Stockholder or Other Stockholder first becomes a party to this Agreement; and

(b)     Transfers upon the death of any Stockholder (that is a natural person) to such Stockholder’s heirs, legatees, executors or administrators or to a trust under such Stockholder’s will, or Transfers between such Stockholder and such Stockholder’s guardian or conservator; and

(c)      Transfers by any Stockholder to an Affiliate of such Stockholder; and

(d)     Transfers by any Stockholder or Other Stockholder to the Company, in a transaction that is approved by a majority of the Board of Directors.

Notwithstanding any failure by a Transferee under this Section 2.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Stockholder making such Transfer, whether or not they so agree in writing.

2.3.      Right of First Refusal. In the event that any Other Stockholder entertains a bona fide offer to purchase all or any portion of the Shares held by such Stockholder (a “Transaction Offer”) from any other Person (a “Buyer”), such Stockholder or Other Stockholder (a “Transferring Stockholder”) may, subject to the provisions of Section 2.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 2.3:

3

(a)      Offer Notice. The Transferring Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and the Founding Stockholder of such Transferring Stockholder’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 2.3 and, if applicable, Section 2.4 (such notice, the “Offer Notice”). The Transferring Stockholder’s Offer Notice shall constitute an irrevocable offer to sell all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Founding Stockholder and the Company, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all material information in connection therewith).

(b)     Founding Stockholder Option. The Founding Stockholder shall have the first option to purchase all or a portion of the Offered Shares. At any time within fifteen (15)] business days after receipt by the Founding Stockholder of the Offer Notice (the “Founding Stockholder Option Period”), the Founding Stockholder may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Founding Stockholder Acceptance Notice”) to the Transferring Stockholder within the Founding Stockholder Option Period, which notice shall indicate the number of Shares that the Founding Stockholder is willing to purchase. The Founding Stockholder Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Founding Stockholder Acceptance Notice. If the Founding Stockholder accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Founding Stockholder shall take place within fifteen (15) business days following the expiration of the Founding Stockholder Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder and the Founding Stockholder. If the Founding Stockholder fails to elect to purchase all of the Offered Shares under this Section 2.3(b) within the Founding Stockholder Option Period, the Transferring Stockholder shall so notify the remaining Company promptly (the “Additional Offer Notice”), which Additional Offer Notice shall identify the portion of the Offered Shares that the Founding Stockholder has failed to purchase (the “Remaining Shares”). The Remaining Shares shall be subject to the option granted to the Company pursuant to Section 2.3(c) below.

(c)      Company Option. If the Founding Stockholder fails to or chooses not to elect to purchase all of the Offered Shares under Section 2.3(b) above, at any time within fifteen (15) business days after receipt by the Company of the Additional Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Remaining Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferring Stockholder within the Company Option Period, which notice shall indicate the maximum number of Remaining Shares that the Company is willing to purchase. The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Shares covered by the Company Acceptance Notice. The closing for any purchase of Remaining Shares by the Company under this Section 2.3(c) (along with the purchase by the Founding Stockholder of any Shares under Section 2.3(b) above if the Founding Stockholder is purchasing less than all of the Offered Shares) shall take place within fifteen (15) business days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder, the Founding Stockholder and the Company.

4

(d)      Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, an independent third party, chosen by the Company, in its sole discretion, shall determine the fair market value of such consideration, and the Founding Stockholder and/or the Company, as the case may be, may effect their purchase under this Section 2.3 by payment of such fair market value in cash or cash equivalents.

(e)      Sale to Third Party. In the event that the Founding Stockholder or the Company do not elect to exercise their rights to purchase all of the Offered Shares under this Section 2.3, the Transferring Stockholder may sell the remaining balance of such Offered Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 2.4. Notwithstanding the foregoing, in the event the Buyer does not purchase the Offered Shares within ninety (90) calendar days of the Offer Note, then the relevant provisions of Sections 2.3 shall apply.

2.4.      Contemporaneous Transfers. If two or more Stockholders and/or Other Stockholders propose concurrent Transfers that are subject to this Section 2, then the relevant provisions of Sections 2.3 shall apply to each such proposed Transfer.

2.5.      Effect of Prohibited Transfers. If any Transfer by any Stockholder or Other Stockholder is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any proposed Transferee of any Stockholder or Other Stockholder as a stockholder of the Company or for any other purpose.

SECTION III.     RIGHTS AND OBLIGATIONS TO SELL.

3.1.      Drag-Along Rights. In the event of a Sale Event (as defined below), all Stockholders shall, upon written request of the Founding Stockholder, be obligated to: (i) if the Sale Event includes the sale of capital stock of the Company, sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Third-Party Buyer a pro rata portion of his, her or its Shares on substantially the same terms applicable to the Founding Stockholder, provided however, that any such terms with respect to sale price shall give effect to the preferences and priorities set forth in the Charter with respect to other series or classes of the Company’s capital stock; and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale Event proposed by the Founding Stockholder and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Founding Stockholder or the Third-Party Buyer may require in order to carry out the terms and provisions of this Section 3.1 (the “Drag-Along Right”).

For purposes of this Section 3, a “Sale Event” shall mean a bona fide negotiated transaction in which the Founding Stockholder has determined (i) to sell or otherwise dispose of all or substantially all of the assets of the Company, or (ii) to sell sufficient capital stock of the Company (whether by direct transfer, merger or otherwise) with respect to which less than a majority of the Shares of the surviving or consolidated company immediately following such event is held by persons or entities who were stockholders of the Company immediately prior to such event.

5

3.2.      Procedure. Not less than ten (10) days prior to the date proposed for the closing of any Sale Event, the Founding Stockholder shall give notice to the Company, which shall thereafter promptly give notice to each of the Other Stockholders, setting forth in reasonable detail the name or names of the Third-Party Buyer, the material terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.

In furtherance of the provisions of this Section 3, each Stockholder and Other Stockholder (a) irrevocably appoints the Founding Stockholder as its agent and attorney-in-fact (the “Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any sale hereunder; and (b) grants to the Agent a proxy to vote the Shares held by the Stockholder or Other Stockholder, as applicable, in favor of any Sale Event hereunder, provided, however, that the Agent shall not exercise such powers-of-attorney or proxies with respect to any such Stockholder unless such Stockholder is in breach of his obligations under this Section 3.

3.3.      Optional Purchase on Termination of Employment. In the event an Other Stockholder is an employee of the Company, and such Other Stockholder is no longer employed by the Company because of retirement, voluntary termination or termination by the Company with or without cause, the Company shall have the option, exercisable at any time or from time to time after such termination, to purchase all or any part of the Shares owned by the formerly employed Other Stockholder at such price mutually agreed upon by the Company and such Other Stockholder. In the event such parties cannot mutually agree within fifteen (15) days of the retirement or termination, then the Board of Directors shall appoint an independent, third-party appraiser to determine such price. In the event the Company does not purchase all of the such Other Stockholder’s Shares, then the Founding Stockholder shall have the option to purchase the remaining Shares under the terms of this Section 3.3. Payment under this Section 3.3 shall be payable, at the Company or Founding Stockholder’s option, over the course of three (3) years. In the event this option is not exercised as to all the shares of Common Stock owned by the formerly employed Other Stockholder, the formerly employed Other Stockholder will hold the remaining Shares subject to the provisions of this Agreement.

SECTION IV.    ELECTION OF DIRECTORS

4.1.      Board Composition. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of directors and to take such other actions as are necessary so as to fix the number of directors at 9.

6

4.2.      Removal; Vacancies

(a)      Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), or take any other action necessary for the removal of any director upon the request of the Founding Stockholder, and for the election to the Board of Directors of a substitute designated by the Founding Stockholder in accordance with the provisions hereof. Each Stockholder further agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control) in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Section 4.

(b)      In the event that a Stockholder serves as a director, then effective upon the termination of such Stockholder’s employment with the Company for any reason, such Stockholder shall resign from the Board of Directors, and each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), or take any other action necessary for the removal of such Stockholder from the Board of Directors. Any vacancy created by any such resignation or removal of such Stockholder shall be filled by the remaining directors. Notwithstanding the foregoing, the Founding Stockholder, in her sole discretion, may permit such Stockholder to remain on the Board of Directors through written notice to such Stockholder upon termination as an employee.

4.3.      Committees of the Board of Directors. .  Each Stockholder agrees, if requested by the Founding Stockholder, to take all such actions under the Charter and the Company’s bylaws to provide that the Board of Directors will establish (a) a Compensation Committee (the “Compensation Committee”) (which shall be charged with the fullest authority over the granting of stock options and senior management compensation), (b) an Audit Committee (which shall be charged with reviewing the Company’s financial statements and accounting practices) and (c) such other committees as the Board of Directors shall deem necessary or convenient from time to time. Each Stockholder agrees to take all such actions under the Charter and the Company’s bylaws to provide that the Board of Directors will ensure that each such committee shall consist of one or more Directors.

SECTION V.      MISCELLANEOUS PROVISIONS

5.1.      Reliance. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

5.2.      Legend on Securities. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

7

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 21, 2015, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

5.3.      Amendment and Waiver; Actions of the Board. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with the prior written consent of a Majority Interest; provided, however, that no such amendment shall affect any Stockholder in a more adverse and disproportionate manner than the other Stockholders without obtaining the consent of such adversely and disproportionately affected Stockholder.

5.4.      Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier providing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at GreenKissNY Inc., 75 South Broadway, Suite 472, White Plains, NY 10601, Facsimile: 800-643-9553, Attention: Ann Anderson, with a copy to David N. Feldman, Esq., Richardson & Patel LLP, 405 Lexington Avenue, 49th Floor, New York, NY 10017, if to any Stockholder, at the addresses set forth below such party’s signature hereto (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five (5) days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier providing next day delivery shall be effective on the earlier of the second business day after timely deposit with the courier or the day of actual delivery by the courier.

5.5.      Headings. The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

5.6.      Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

8

5.7.      Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.8.      Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

5.9.      Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

5.10.   Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

5.11.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.

5.12.    Dispute Resolution.

(a)      All disputes, claims, or controversies arising out of or relating to (i) this Agreement or the negotiation, breach, validity or performance hereof or the transactions contemplated hereby, or (ii) the rights of the Stockholders and their respective successors and the obligations of the Company set forth in the Charter, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before a single arbitrator (the “Arbitrator”) to be held in the County of New York, State of New York. The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

9

(b)      The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within ninety (90) days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)      The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that any fees, cost and expenses (including the types described in (i) and (ii) above) incurred by a party as a result of a breach of the covenants, agreements, representations and warranties contained in this Agreement by another party (the “Breaching Party”) shall be borne by such Breaching Party. Any party unsuccessfully refusing to comply with an order of the Arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 6.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

5.13.    Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(i)       the written agreement of all of the then-current Stockholders;

(ii)     the written notice from the Founding Stockholder to the Stockholders;

(iii)    the dissolution of the Company;

(iv)     the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment of the Company for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act, which continues for a period of 90 days; or

(v)      (1) the date on which the Company is subject to the reporting requirements of (i) Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) Regulation A under the Securities Act of 1933, as amended, or (2) the Company has Shares that are publicly traded on a national securities exchange or quoted on the over the counter market.

10

[The remainder of this page intentionally left blank.]

11

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:
GREENKISSNY INC.

By:
Ann Anderson
CEO

12

FOUNDING STOCKHOLDER:

Name: Ann Anderson

Address For Notice:

13

OTHER STOCKHOLDER:

Name:

Address For Notice:

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”) dated as of April 21, 2015, by and among GreenKissNY Inc. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term “Stockholder,” “Other Stockholder,” (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No. ____________________

Email __________________________

Date ____________________________

_________________________________________

Print:
[NAME OF UNDERSIGNED]

SCHEDULE A

Founding Stockholder and Other Stockholders

Founding Stockholder

Holder	Shares

Ann Anderson	47,490,000

Other Stockholders

[Other Stockholders]